Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES UPDATED FIRST QUARTER 2020 OUTLOOK DUE TO COVID-19

TEMPE, AZ, March 16, 2020 – Benchmark Electronics, Inc. (NYSE: BHE) today announced that the company will not achieve the first quarter 2020 financial guidance it previously provided on February 6, 2020 due to the impact from the novel coronavirus (“COVID-19”).  This updated outlook results primarily from the impact of the temporary shutdown of its plant in China due to COVID-19, supply chain and logistics interruptions from Asian suppliers impacted by the virus, and the emerging restrictions related to government regulations on its operations.   Benchmark’s factory in Suzhou China was proactive in working with the government to come back online five weeks ago and is now fully operational.  The situation with COVID-19 continues to evolve rapidly, and the company is closely monitoring impacts to its business.  Benchmark expects to provide more information during its next earnings call in April.

Jeff Benck, Benchmark President and CEO, commented, "Our deepest sympathies go out to those who have been impacted by the COVID-19 outbreak.  The health and wellbeing of Benchmark employees, customers, partners and our communities in which we operate are of the utmost importance.  Benchmark is following all government guidelines and taking precautionary steps to protect our global organization.  Since this crisis has emerged, the Benchmark team has risen to the challenge to support our customers.  The extraordinary efforts of our team members are deeply appreciated.”

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “could” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Forward-looking statements include, among other things, the estimated financial impact of COVID-19  and the company’s updated first quarter 2020 outlook. Although the company believes these statements are based upon reasonable assumptions, they involve risks and uncertainties. If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Part 1, Item 1A, “Risk Factors” of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based upon information available to the company as of the date of this document, and it assumes no obligation to update them.